May 14, 2009

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Re:

Socialwise, Inc. (formerly known as IdeaEdge, Inc.)

EIN: 20-8982181

Commissioners:

We were previously the principal accountants for Socialwise, Inc., formerly known as IdeaEdge, Inc., a California corporation, which was acquired by Socialwise, Inc. (formerly known as IdeaEdge, Inc.), a Colorado corporation (the “Company”) on October 16, 2007.  We reported on the financial statements of IdeaEdge, Inc. as of June 30, 2007 and for the period April 3, 2007 (Inception) to June 30, 2007.  We have not provided any audit services to IdeaEdge, Inc. since the audit of the June 30, 2007 financial statements.  On November 13, 2007, we were dismissed as the principal accountants of Socialwise, Inc.

We have read the Company's statements included under the caption “Changes in and Disagreements with Accountants on Accounting and Financial Disclosures” in the Company’s Form S-1/A filed on May 14, 2009.  We agree with the statements concerning our Firm in these filings.  We have no basis on which to agree or disagree with other statements made in the filing.

Very truly yours,

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri